                                                                                                                       EXHIBIT 12.2

                                       Computation of Ratio of Earnings to Fixed Charges
                         for the nine months ended September 30, 2002 and each of the five years ended
                      December 31, 2001, 2000, 1999, 1998 and 1997 for Enterprise Products Operating L.P.
                                                     (dollars in millions)

                                                Nine
                                               Months
                                                Ended
                                              Sept. 30,                       For the Year Ended December 31,
                                                           ------------------------------------------------------------------------
                                                2002           2001          2000          1999           1998          1997
                                            --------------------------------------------------------------------------------------
Income (loss) before minority interest,
        taxes and equity investments               $21.5         $219.5        $199.1        $108.4          $(5.5)        $37.0
Add:
        Fixed charges                               73.6           60.3          43.7          23.5           21.5          37.6
        Amortization of
           capitalized interest                      0.2            0.2           0.2           0.1            0.1           0.1
        Distributed income
           of equity investees                      40.1           45.1          37.3           6.0            9.1           7.3
Less:
        Capitalized interest                        (0.8)          (2.9)         (3.3)         (0.2)          (0.2)         (2.0)
        Minority interest                           (1.1)          (0.1)         (0.1)         (0.1)          (0.1)         (0.1)
                                            --------------------------------------------------------------------------------------
Total Earnings                                    $133.5         $322.1        $276.9        $137.7          $24.9         $79.9
                                            ======================================================================================

Fixed charges:
        Interest expense                            68.2           49.6          33.3          16.4           15.1          25.7
        Capitalized interest                         0.8            2.9           3.3           0.2            0.2           2.0
        Interest portion
           of rental expense                         4.6            7.8           7.1           6.9            6.2           9.9
                                            --------------------------------------------------------------------------------------
        Total                                      $73.6          $60.3         $43.7         $23.5          $21.5         $37.6
                                            ======================================================================================

Ratio of Earnings to Fixed charges                 1.84x          5.34x          6.34x         5.86x         1.16x          2.13x
                                            ======================================================================================

These computations take into account our consolidated operations and the distributed income from our equity method investees.   For
purposes of these calculations, "earnings" is the amount resulting from adding and subtracting the following items.

Add the following, as applicable: consolidated pre-tax income before minority interest and income or loss from equity investees;
fixed charges; amortization of capitalized interest; distributed income of equity investees; and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the total of the added items, subtract the following, as applicable: interest capitalized; preference security dividend requirements of consolidated subsidiaries; and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "fixed charges" means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses (equal to one-third of rental expense);
and preference security dividend requirements of consolidated subsidiaries.